                  THE EXHIBIT INDEX IS ON PAGE 6

As filed with the Securities and Exchange Commission on May 17, 1994

                                  Registration No. 33-_________



                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                       ____________________

                             FORM S-8
                      REGISTRATION STATEMENT
                               under
                    THE SECURITIES ACT OF 1933
                       ____________________

                     ALEX. BROWN INCORPORATED
      (Exact name of registrant as specified in its charter)

        Maryland                                        52-1434118
   (State or other jurisdiction                    (I.R.S. Employer
 of incorporation or organization)                Identification No.)

     135 East Baltimore Street
        Baltimore, Maryland                                21202
(Address of Principal Executive Offices)                (Zip Code)
                       ____________________

                    1991 EQUITY INCENTIVE PLAN
                     (Full title of the plan)
                       ____________________

                       Robert F. Price, Esq.
                   Secretary and General Counsel
                       Alex. Brown Incorporated
                      135 East Baltimore Street
                      Baltimore, Maryland 21202
                          (410) 727-1700

               (Name, address and telephone number,
            including area code, of agent for service)
                       ____________________


                  CALCULATION OF REGISTRATION FEE



Title of                       Proposed        Proposed
securities         Amount       maximum        maximum
to be               to be       offering       aggregate       Amount of
registered       registered   price per unit   offering price  registration
Common Stock
(par value
$.10 per
share)           1,056,000    $     23.75      $25,080,000      $8,648.28


Pursuant to Rule 457(g), the proposed maximum aggregate offering price and amount of registration fee are based upon the price at which the debentures convertible into the Common Stock hereby registered may be exercised.

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE



     The contents of the Form S-8 Registration Statement, Registration No. 33-40619, as filed with the Securities and Exchange Commission on May 16, 1991, and as supplemented on March 16, 1992, via Registration No. 33-46282, and as supplemented on August 5, 1993, via Registration No. 33-67050, are herewith incorporated by reference.



Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL



     At the time of the issuance of the Opinion of Counsel, Robert
F. Price, Esq. was employed as General Counsel of the registrant and held, directly or indirectly, 37,539 shares of the Common Stock of the registrant as well as options to purchase an additional
9,900 shares and debentures convertible into an additional 17,975 shares.




AMENDMENTS TO THE 1991 EQUITY INCENTIVE PLAN




     On April 25, 1994, the registrant's stockholders approved the following amendments to the 1991 Equity Incentive Plan:

     I.   Section 5(a) has been amended to read as follows:

     Subject to adjustment under subsection (b), Awards may be made under the Plan in each calendar year during any part of which the Plan is effective in respect of a maximum of seven and one-half percent (7.5%) of the total shares of Common Stock outstanding on the first day of such year, provided that Awards with respect to up to an additional 1,056,000 shares of Common Stock may be made under Section 10 of the Plan during the period August 4, 1993 through December 31, 1993. If any award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited for any reason, the shares subject to such Award, to the extent of such expiration, termination or forfeiture shall again be available for Award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from any acquired company shall not reduce the shares available for Awards under the Plan.

     2.   Section 12(h) has been amended to read as follows:

     (h) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan. Such loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such loan shall not exceed the Fair Market Value of the security subject to such Award). Certain loans, or any portion thereof, will be forgiven under the terms of the loans if the Company's return on equity for subsequent annual periods, or its cumulative return on equity for subsequent three year periods, exceeds targets predetermined by the Committee. The maximum amount of such loans to any Participant is limited to the Fair Market Value of the maximum number of shares in respect of which Awards may be made pursuant to Section 12(1). Other loans may be forgiven upon such terms and conditions as the Committee may establish at the time of such loans or at anytime thereafter.

     3.   A new Section 12(l) has been added to read as follows:

     Notwithstanding any other provisions of the Plan, the Committee may not grant to any one Participant Awards under the Plan in respect of more than 250,000 shares of Common Stock in any calendar year during any part of which the Plan is effective.

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, and the State of Maryland, on this 25th day of April, 1994.

                                    ALEX. BROWN INCORPORATED


                                    By: s/ A. B. Krongard

                                        Chairman of the Board




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons (or where indicated, for the following persons, pursuant to a power of attorney dated May 15, 1991, by Beverly L. Wright in her capacity as agent and attorney-in-fact) who comprise a majority of the Board of the registrant, in the capacities and on the date indicated.

Name                           Title                Date



s/ A. B. Krongard             Chief Executive Officer   April 25, 1994
A. B. Krongard                       and Director



s/ Mayo A. Shattuck III       President; Chief          April 25, 1994
Mayo A. Shattuck III            Operating Officer
                                     and Director


s/ Beverly L. Wright          Treasurer; Chief          May 9, 1994
Beverly L. Wright               Financial Officer



s/ Lee A. Ault                Director                  April 25, 1994
Lee A. Ault

s/ Thomas C. Barry            Director                  April 25, 1994
Thomas C. Barry



s/ Andre W. Brewster          Director                  April 25, 1994
Andre W. Brewster


s/ Benjamin H. Griswold IV    Director                  April 25, 1994
Benjamin H. Griswold IV



s/ Donald B. Hebb, Jr.        Director                  April 25, 1994
Donald B. Hebb, Jr.



s/ Steven Muller, Ph.D        Director                  April 25, 1994
Steven Muller, Ph.D



_____________________________ Director                   ,   1994
David M. Norman



s/ Frank E. Richardson        Director                  April 25, 1994
Frank E. Richardson


                           EXHIBIT INDEX


Exhibit Number Description                                  Page


 5  			   Opinion of Robert F. Price, Esq. (contains          7
               Consent of Counsel) relating to the 1991
                   Equity Incentive Plan

 23.1     Consent of Counsel (contained in Exhibit 5)         7

 23.2     Consent of KPMG Peat Marwick relating to the        8
               1991 Equity Incentive Plan